EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of National Dentex Corporation of our report dated March 15, 2007 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference of our report dated March 15, 2007 relating to the financial statement schedule, which appears in this Form 10-K.
/ s / PricewaterhouseCoopers LLP
Boston, Massachusetts
November 14, 2007